Exhibit 2.2

AMENDMENT NO. 1
TO
MASTER TRANSACTION AGREEMENT

THIS AMENDMENT NO. 1 TO MASTER TRANSACTION AGREEMENT (this “Amendment”) is made and entered into as of August 1, 2024, by and among Allianz Global Risks US Insurance Company, an Illinois insurance company (“Seller”), Arch Capital Group Ltd., a Bermuda exempted company limited by shares (“Buyer”), and Arch Capital Group (U.S.) Inc., a Delaware corporation (“U.S. Parent”), with respect to that certain Master Transaction Agreement, dated April 5, 2024 (the “Master Transaction Agreement”), by and among Seller, Buyer and, solely for purposes of Section 5.25 and Article X thereof, U.S. Parent. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Master Transaction Agreement.
WHEREAS, in accordance with the terms of Section 10.11 of the Master Transaction Agreement, the parties hereto, being all of the parties to the Master Transaction Agreement, desire to amend the Master Transaction Agreement on the terms and conditions set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:
1.Certain Amendments.
(a)The definition of “Administrative Services Agreements” in Section 1.01 of the Master Transaction Agreement is hereby amended and restated in its entirety to read as follows:
“Administrative Services Agreements” means, collectively, the Binding Authority Agreement, the General Agency Agreement, the LPT Administrative Services Agreement, the New Business Administrative Services Agreement and any agreement entered into after the Closing pursuant to Section 4.1 of the New Business Reinsurance Agreement.
(b)Section 1.01 of the Master Transaction Agreement is hereby amended by inserting the following new definition immediately after the definition of “Assumed Reinsurance Agreements”:
“Authorized Control Level RBC” means, with respect to any insurance company or reinsurance company, authorized control level risk based capital as calculated in accordance with the applicable Laws of such insurance company’s or reinsurance company’s domiciliary state.
(c)Section 1.01 of the Master Transaction Agreement is hereby amended by deleting the definition of “Company Action Level RBC” in its entirety.
(d)Clause (f) of the definition of “Division Burdensome Condition” in Section 1.01 of the Master Transaction Agreement is hereby amended and restated in its entirety to read as follows:

(f)    result in a Resulting Insurer (With License), as of immediately following the closing of the transactions contemplated by the Post-Division Stock Purchase Agreement, being required to have (i) a regulatory required minimum capital and surplus amount that is greater than (1) the amount of the minimum capital and surplus required under applicable Law in the State of domicile of such Resulting Insurer (With License) to be maintained by an insurer authorized in such State to write the classes of insurance which such Resulting Insurer (With License) is authorized to write in such State, plus (2) an amount, when combined with the amounts applicable to the other Resulting Insurers (With License) being acquired in the same transaction as such Resulting Insurer (With License) under this clause (2), equal to $10,000,000 or (ii) a Total Adjusted Capital amount that would result in an RBC Ratio in excess of 325%, whichever of clauses (i) and (ii) is greater;
(e)The definition of “RBC Ratio” in Section 1.01 of the Master Transaction Agreement is hereby amended and restated in its entirety to read as follows:
“RBC Ratio” means, with respect to any U.S. domiciled insurance company or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Authorized Control Level RBC, multiplied by (b) 100.
(f)Section 4.10(b) of the Master Transaction Agreement is hereby amended and restated in its entirety to read as follows:
Immediately following the Closing, and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements and the payment of Purchase Price and related fees and expenses required to be paid hereunder or thereunder, LPT Reinsurer’s ECR Ratio (as defined in the LPT Reinsurance Agreement) will be at least 200% and New Business Reinsurer’s RBC Ratio (as defined in the New Business Reinsurance Agreement) will be at least 230%.
(g)Section 5.25(c) of the Master Transaction Agreement is hereby amended and restated in its entirety to read as follows:
Without limiting the foregoing, U.S. Parent shall either (i) cause its applicable Affiliates to perform the services to be performed by such Affiliates under the Administrative Services Agreements and Ancillary Agreements or (ii) otherwise cause such services to be performed (provided, that to the extent that Seller or its applicable Affiliate has a consent right with respect to the identity of the provider of such services and unreasonably withholds its consent to the party selected by U.S. Parent, the failure to cause such services to be provided shall not constitute a breach of this Section 5.25(c)), in each case, in accordance with the terms of the applicable Administrative Services Agreements and Ancillary Agreements.

(h)The Parties acknowledge and agree that, as of the Closing, the Existing Loss Funds associated with the Shared TPA Agreements (as defined in the Assignment and Assumption Agreement and Bill of Sale) (the “Shared Loss Fund Accounts”) have not been bifurcated in accordance with the terms of Section 5.19(e) of the Master Transaction Agreement such that there is a separate loss fund or settlement account designated solely for use in connection with the Business. Accordingly, notwithstanding anything to the contrary in the Master Transaction Agreement, none of the amounts on deposit in the Shared Loss Fund Accounts shall be included or taken into account in the determination of the Transferred Investment Assets (LPT) or in the Transferred Investment Assets (New Business), and, at the Closing, neither Buyer nor any of its Affiliates shall acquire any interest in the Shared Loss Fund Accounts. Following the Closing, the Business Entities shall continue to use reasonable best efforts to effect such bifurcation, whereupon all amounts on deposit in the Shared Loss Fund Accounts shall be allocated to the accounts to be used in connection with the Excluded Business. With respect to each of the other Existing Loss Funds that has been bifurcated as of the Closing Date such that there is a separate loss fund or settlement account designated solely for use in connection with the Business, the aggregate amount on deposit in each such separate loss fund or settlement account shall be taken into account in the Transferred Investment Assets (LPT) or in the Transferred Investment Assets (New Business), as applicable, and applicable Reinsurer or its Affiliate shall acquire all of Seller’s or the applicable Business Entities’ right, title and interest therein (as applicable) at the Closing pursuant to the Assignment and Assumption Agreement and Bill of Sale.
2.Reaffirmation; References. Except as expressly amended hereby, the Master Transaction Agreement shall continue in full force and effect, and the parties hereto hereby ratify and confirm the Master Transaction Agreement as so amended. From and after the date hereof, all references to the Master Transaction Agreement in the Master Transaction Agreement, the Ancillary Agreements and any other agreements, documents, certificates or instruments executed or delivered by or on behalf any of the parties hereto or their respective Affiliates pursuant to, in connection with or in furtherance of any of the transactions contemplated by the Master Transaction Agreement or the Ancillary Agreements, shall, in each case, be deemed a reference to the Master Transaction Agreement, as amended hereby.
3.General Provisions. Sections 10.2 (Assignment and Binding Effect), 10.3 (Choice of Law), 10.4 (Jurisdiction and Service of Process), 10.5 (Notices), 10.6 (Headings), 10.7 (Fees and Expenses), 10.8 (Entire Agreement), 10.9 (Interpretation), 10.11 (Waiver and Amendment), 10.12 (Third-Party Beneficiaries), 10.13 (Specific Performance), 10.14 (Severability), 10.15 (Negotiation of Agreement), 10.16 (Counterparts; Facsimile Signatures) and 10.17 (Waiver of Jury Trial) of the Master Transaction Agreement are each hereby incorporated by reference and shall apply hereto mutatis mutandis.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Master Transaction Agreement as of the date first written above.

ALLIANZ GLOBAL RISKS US INSURANCE COMPANY

By:	/s/ Tracy Ryan
	Name:	Tracy Ryan
	Title:	President & CEO
[Signature Page to Amendment No. 1 to Master Transaction Agreement]

ARCH CAPITAL GROUP LTD.

By:	/s/ François Morin
	Name:	François Morin
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Master Transaction Agreement]

ARCH CAPITAL GROUP U.S. INC.

By:	/s/ Brian First
	Name:	Brian First
	Title:	President, Arch Insurance North America

[Signature Page to Amendment No. 1 to Master Transaction Agreement]